Exhibit 99.1

H&E Equipment Services Reports Third Quarter 2004 Results

BATON ROUGE, LA., November 5, 2004 —H&E Equipment Services L.L.C. (H&E), today announced that third quarter revenues increased $20.8 million, or 20.8%, and earnings before interest, taxes, depreciation and amortization (EBITDA) increased $4.6 million, or 26.3%.  John Engquist, Chief Executive Officer said, “The strength and stability of our integrated model is evidenced by our third quarter results.  We have repeatedly said that during the recent challenging times we would focus on managing things that were within our control such as capital expenditures, rental fleet rationalization, and operating expenses.  Our significantly improved performance (higher revenues, gross profit margin and EBITDA) is a cumulative result of tough decisions and actions previously taken by all of us at H&E during those tough times.”

“We anticipate the modest improvement in the economy we have seen thus far will continue throughout the remainder of the year.  Many of the challenges faced by the equipment industry these past few years are working themselves out.  Used equipment values are increasing, excess equipment capacity is gone, rental rates are improving and customer demand for our products and services is growing.” said John Engquist.

“On November 2, 2004, Lindsay Jones announced that he will resign from the position of Chief Financial Officer (“CFO”) of H&E  following a transition period.  Mr. Jones has been with H&E since 1998.  We appreciate Lindsay’s contributions during his tenure as CFO and wish him best of luck,” announced Mr. Engquist.

Engquist continued, “H&E has initiated a search for Mr. Jones’ successor and Mr. Jones will remain with H&E to ensure a smooth transition of responsibilities over the course of the next couple of months.”

Third quarter revenues were $120.9 million compared to $100.1 million for the third quarter of 2003.  Third quarter 2004 income from operations was $8.9 million compared $1.7 million last year, an increase of $7.2 million (excluding $0.4 million of additional loss from litigation recorded in the first nine months of last year).  The third quarter of 2004 net loss was $1.2 million down from the $8.0 million net loss for the third quarter of 2003 (excluding $0.4 million of additional loss from litigation recorded in the third quarter of 2003).  EBITDA for the third quarter increased $4.6 million, or 26.3%, to $22.1 million from $17.5 million for the third quarter of 2003.

Third quarter equipment rental revenues were $42.1 million compared to $40.4 million for the third quarter of 2003, an increase of $1.7 million, or 4.2%.  Equipment rental revenues improved in both the aerial work platform and lift truck product lines offset by a decline in crane and earthmoving rental revenue.  At the end of the third quarter of 2004, the original acquisition cost of the rental fleet was $466.1 million, down $42.4 million from $508.5 million at the end of the third quarter of 2003.  For the third quarter of 2004, dollar utilization increased to 35.5% from 30.8% for the third quarter 2003.

Third quarter new equipment sales were $28.8 million compared to $17.7 million for the third quarter of 2003, an increase of $11.1 million, or 62.7%.  Third quarter used equipment sales were $20.4 million, representing a $5.5 million, or 36.9%, increase, from $14.9 million for the third quarter of 2003.  New and used equipment sales increased across all product lines, except for a $1.2 million decrease in sales of lift trucks which was due primarily to the timing and availability of inventory.  Parts sales and service revenues for the third quarter of 2004 were $23.4 million, representing a $1.6 million, or 7.3%, increase compared to $21.8 million for the third quarter of 2003.

Gross profit for the third quarter of 2004 was $35.1 million compared to $27.7 million for the third quarter of 2003, an increase of $7.4 million, or 26.7%. Third quarter gross profit margin increased to 29.0% from 27.7% for the third quarter of 2003.  Gross profit margin improved for equipment rentals, new, used and parts sales and service revenues.

Third quarter gross profit from equipment rentals was $17.4 million compared to $14.2 million for the same time period last year, an increase of $3.2 million, or 22.5%. The increase was primarily a result of $1.7 million more in rental revenues combined with $1.5 million less in depreciation and other rental costs.  New equipment sales gross profit for the third quarter of 2004 increased to $2.8 million from $1.4 million for the third quarter of 2003.  Used equipment sales gross profit for the third quarter of 2004 increased to $4.5 million from $2.9 million for the third quarter of 2003.  The improvement in both new and used equipment sales is a result of increasing customer demand and the mix of equipment sold.  Gross profit for parts sales and service revenues for the third quarter of 2004 was $9.5 million compared to $8.8 million for the same time period in 2003 and is primarily a result of higher revenues due to customer demand.

Selling, general and administrative expenses for the third quarter of 2004 were $26.3 million compared to $24.8 million last year, a $1.5 million, or a 6.0% increase.  Approximately $1.1 million of the total increase was related to higher sales commissions, performance incentives, and benefits.  Rising insurance, facility, depreciation and transportation and hauling costs accounted for the remaining $0.4 million of the increase.  As a percentage of total revenues, selling, general and administrative expenses decreased to 21.7% for the third quarter of this year from 24.8% for the third quarter of last year.

For the first nine months of 2004, revenues increased $40.4 million, or 13.2%, to $346.6 million from $306.2 million for the first nine months of 2003.  Income from operations for the first nine months of 2004 increased $11.9 million to $14.4 million from $2.5 million for the first nine months of 2003 (excluding $17.4 million of loss from litigation recorded in the first nine months of last year).  The net loss was $15.4 million for the first nine months, down from the net loss of $26.8 million for the first nine months of 2003 (excluding $17.4 million of loss from litigation recorded in the first nine months of last year). EBITDA for the first nine months of 2004 increased $5.6 million, or 11.7%, to $53.6 million from $48.0 million for the first nine months of 2003.

For the first nine months of 2004, equipment rental revenues were $116.7 million compared to $115.2 million last year.  New equipment sales for the first nine months of 2004 were $80.6 million compared to $58.6 million for same period in 2003, an increase of $22.0 million, or 37.5%.  New equipment sales for cranes, aerial work platforms, and earthmoving equipment accounted for the majority of the improvement.  Used equipment sales for the first nine months of 2004 were $62.0 million compared to $52.0 million for the first nine months of 2003, an increase of $10.0 million or 19.2%.  Parts sales and service revenues for the first nine months of 2004 were $69.8 million compared to $65.4 million last year, an increase of $4.4 million, or 6.7% and are primarily a result of higher revenues due to increasing customer demand.

For the first nine months of 2004, gross profit was $92.3 million compared to $78.8 million for the first nine months of 2003, an increase of $13.5 million, or 17.1%.  The current year total gross profit margin was 26.6% compared to 25.7% last year.  Gross profit margin improved for equipment rentals, new, used and parts sales and service revenues

For the first nine months of 2004, gross profit from equipment rentals was $41.4 million compared to $36.6 million for the same time period last year, an increase of $4.8 million, or 13.1%.  New equipment sales gross profit for the first nine months of this year increased $2.6 million, or 50.0%, to $7.8 million from $5.2 million for the first nine months of 2003.  Used equipment sales gross profit for the first nine months of this year increased $3.1 million, or 31.0%, to $13.1 million from $10.0 million for the first nine months of 2003.  Parts sales and service revenue gross profit for the first nine months of 2004 was $28.4 million compared to $26.4 million for the same time period in 2003.

Selling, general and administrative expenses for the first nine months of 2004 were $78.1 million compared to $75.2 million last year, a $2.9 million, or 3.9% increase.  Approximately $2.8 million of the increase was related to higher sales commissions, performance incentives, and benefits.  As a percent of total revenues, selling, general and administrative expenses decreased to 22.5% for the first nine months of 2004 from 24.6% for the first nine months of 2003.

Conference Call

H&E’s management will hold its third quarter earnings conference call on November 8, 2004, at 11:00 AM Eastern Time.  The conference call number is 1.800.282.9233 and the participant code is 6422.  A replay of the call will be available approximately one hour following the call at 1.800.756.3819 and access code 142348.

About H&E Equipment Services L.L.C.

H&E Equipment Services L.L.C. is one of the largest integrated equipment rental, service and sales companies in the United States of America, with an integrated network of 39 facilities, most of which have full service capabilities, and a workforce that includes a highly-skilled group of service technicians and separate and distinct rental and equipment sales forces.  In addition to renting equipment, the Company also sells new and used equipment and provides extensive parts and service support.  This integrated model enables the Company to effectively manage key aspects of its rental fleet through reduced equipment acquisition costs, efficient maintenance and profitable disposition of rental equipment.  The Company generates a significant portion of its gross profit from parts sales and service revenues.  Refer to the Company’s Form 10-K as of December 31, 2003.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking in nature.  These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks”, “on track,” “plans”, “intends” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of strategy or outlook.  The Company’s business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements.  Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) unfavorable economic and industry conditions can reduce demand and prices for the Company’s products and services, (2) governmental funding for highway and other construction projects may not reach expected levels, (3) the Company may not have access to the capital that it may require, (4) intense competition and (5) costs may increase more than anticipated.  Certain of these risks and uncertainties, as well as others, are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.  The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date that any such statement is made.

H&E EQUIPMENT SERVICES L.L.C.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Revenues:
Equipment rentals	$42,076	$40,395	$116,722	$115,251
New equipment sales	28,793	17,723	80,570	58,553
Used equipment sales	20,353	14,914	61,984	51,981
Parts sales	14,951	13,562	44,335	40,001
Service revenues	8,486	8,214	25,446	25,392
Other	6,230	5,289	17,500	14,997

Total revenues	120,889	100,097	346,557	306,175

Gross profit:
Equipment rentals	17,388	14,233	41,432	36,614
New equipment sales	2,844	1,364	7,779	5,245
Used equipment sales	4,543	2,877	13,095	9,937
Parts sales	4,210	3,766	12,569	11,085
Service revenues	5,298	5,014	15,807	15,322
Other	857	435	1,624	631

Total gross profit	35,140	27,689	92,306	78,834

Selling, general, and administrative expenses	26,254	24,767	78,104	75,176
Loss from litigation	—	434	—	17,434
Related party expense	—	1,275	—	1,275
Gain on sale of property and equipment	49	45	156	82

Income (loss) from operations	8,935	1,258	14,358	(14,969)

Interest expense	(10,161)	(9,762)	(29,836)	(29,441)
Other income, net	11	93	95	189

Loss before income taxes	(1,215)	(8,411)	(15,383)	(44,221)

Income tax benefit	—	—	—	—

Net loss	$(1,215)	$(8,411)	$(15,383)	$(44,221)

H&E EQUIPMENT SERVICES L.L.C.

SELECTED UNAUDITED BALANCE SHEET DATA

(in thousands)

	September 30, 2004	December 31, 2003

Cash	$2,215	$3,891
Rental equipment, net	243,147	259,282
Total assets	403,892	401,954

Total debt (1)	299,289	290,979
Total liabilities	446,277	428,956
Member’s deficit	(42,385)	(27,002)
Total liabilities and member’s deficit	$403,892	$401,954

(1)  Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior secured notes, senior subordinated notes and capital lease obligations.

H&E EQUIPMENT SERVICES L.L.C.

UNAUDITED RECONCILIATION OF
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION and AMORTIZATION

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Income (loss) from operations	$8,935	$1,258	$14,358	$(14,969)
Depreciation and amortization	13,239	14,614	39,409	44,331
Amortization of intangible asset	89	—	191	—
Loss from litigation	—	434	—	17,434
Gain on sale of property	(49)	(45)	(156)	(82)
Related party payment	(75)	1,275	(225)	1,275

Earnings before interest, taxes, depreciation, and amortization	$22,139	$17,536	$53,577	$47,989